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                                                  Exhibit 7.6



June 3, 1997





Richard M. Osborne
Turkey Vulture Fund XIII, Ltd.
7001 Center Street
Mentor, Ohio  44060


               Re:  Agreement, Proxy and Limited Power of Attorney


Dear Mr. Osborne:

     In consideration of the purchase by Turkey Vulture Fund XIII, Ltd. ("TVF") of 1,183,556 shares of preferred stock (the "Shares") in Meridian Point Realty Trust VIII Co. ("Meridian"), we hereby agree as follows:

     1. We hereby represent and warrant that we shall immediately deliver to TVF, by overnight courier at the address set forth above and at the sole expense of TVF, any and all proxies and related materials that we receive from or with respect to Meridian.

     2. We hereby represent and warrant that we were the holders of record of the Shares on May 16, 1997 (the "Record Date") and that we are duly authorized, and have full legal right, to vote the Shares and to enter into this agreement.

     3. We hereby grant to TVF an irrevocable proxy to vote, or to execute and deliver written consents or otherwise act with respect to, all of the Shares at the 1997 annual meeting of stockholders of Meridian, or any adjournment thereof, to the same extent as we might or could do if we were present and voting such Shares at such annual meeting.

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Mr. Richard M. Osborne
Turkey Vulture Fund XIII, Ltd.
June 6, 1997
Page Two




     4. We hereby irrevocably constitute and appoint Richard M. Osborne and Christopher L. Jarratt, and each of them, with full power of substitution and re-substitution, as our true and lawful agent, proxy and attorney-in-fact, and empower and authorize such attorney, in our name, place and stead, to execute, deliver and do any and all acts necessary or desirable in connection with any and all proxies received and delivered by us to TVF hereunder with respect to matters to be voted on by the stockholders of Meridian at such annual meeting.

                                        Very truly yours,

                                        MBTA Retirement Fund

                                        By: John J. Gallahue Jr.
                                            --------------------
                                        Its: Executive Director
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